DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

 EXHIBIT 11

 SCHEDULE OF COMPUTATIONS OF PER SHARE EARNINGS
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
                        Three Months Ended December 31,   Nine Months Ended  December 31,
                              1996             1995             1996             1995

 PRIMARY

 Net earnings for primary earnings
   per share              $1,406,000          $  924,000    $3,922,000       $2,495,000

 Weighted average number of shares
   outstanding (1)         5,538,000           5,497,000     5,507,000        5,473,000

 Add - common equivalent shares (determined
   using the "treasury stock" method)
   representing shares issuable upon exercise
   of employee stock options 236,000             180,000       226,000          174,000

 Weighted average number of shares used
   in calculation of primary earnings
   per share               5,774,000           5,677,000     5,733,000        5,647,000

 Primary earnings per share $   0.24          $     0.16    $     0.68        $    0.44


 FULLY DILUTED

 Net earnings             $1,406,000          $  924,000    $3,922,000       $2,495,000

 Add - interest on 8.5% Convertible
   Subordinated Debentures, net of applicable
   income taxes (2)           65,000                   -       195,000                -

 Add - interest on 9% Senior Subordinated
   Convertible Debentures, net of applicable
   income taxes              351,000             332,000     1,049,000          332,000

 Add - amortization of deferred issuance costs
   relating to 9% Senior Subordinated Convertible
   Debentures, net of applicable
   income taxes               36,000              31,000       107,000           31,000

 Net earnings for fully diluted earnings
   per share              $1,858,000          $1,287,000    $5,273,000       $2,858,000

 Weighted average number of shares used in
   calculation of primary earnings
   per share               5,774,000           5,677,000     5,733,000        5,647,000

 Add (deduct) incremental shares representing:

 Shares issuable upon exercise of stock options
   included in primary earnings per share
   calculation              (236,000)           (180,000)     (226,000)        (174,000)

 Shares issuable upon exercise of stock options
   based on period-end market
   prices                    274,000             184,000       253,000          185,000

 Shares issuable upon conversion of 8.5%
   Convertible Subordinated
   Debentures (2)            333,000                   -       333,000                -

 Shares issuable upon conversion of 9%
   Senior Subordinated Convertible
   Debentures              2,825,000           2,622,000     2,825,000          894,000

 Weighted average number of shares used
   in calculation of fully diluted
   earnings per share      8,970,000           8,303,000     8,918,000        6,552,000

 Fully diluted earnings
   per share              $     0.21          $     0.16    $     0.59       $     0.44


 (1) Effective April 1, 1996, Class A and Class B Common Stock were reclassified into a new single class of Common Stock. See Note 3 to Condensed Consolidated Financial Statements.

 (2) No adjustment made for all prior year periods, as the effect on reported per share earnings was antidilutive.

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